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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                               ___________________


                                    FORM 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) of the
                         Securities Exchange Act of 1934

                               ___________________

                Date of Report (Date of Earliest Event reported)
                                February 25, 1998


                               ___________________

                             CAMPBELL RESOURCES INC.
             (Exact name of registrant as specified in its charter)

                                     CANADA
                         (Jurisdiction of Incorporation)

                           Commission File No. 1-8488

                                      NONE
                      (I.R.S. Employer Identification No.)

                                   Suite 1910
                            120 Adelaide Street West
                                Toronto, Ontario
                                 Canada, M5H 1T1
                    (Address of Principal Executive Offices)

       Registrant's telephone number, including area code: (416) 366-5201

                               ___________________

                                 NOT APPLICABLE

                        (Former name or former address
                         if changed since last report)

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Item 5            Other Events

                  On February 25, 1998, Campbell Resources Inc. (the "Company" or "Campbell") announced its financial results for the fiscal year ended December 31, 1997, as follows:

                  FINANCIAL RESULTS

                  The impact of lower gold prices, decreased gold production from the Santa Gertrudis Mine and a write-down in the carrying value of natural resource properties resulted in Campbell recording a loss of $40.4 million, or $0.27 per share for the year ended December 31, 1997, compared to net income of $9 million ($0.06 per share in 1996). Excluding write-downs and the closure costs of $31.7 million, there was a loss from operations of $12.2 million in 1997 compared to income from operations of $6.7 million in 1996.

                  Following the drop in gold prices in 1997, the Company prepared a new life-of- mine plan for the Joe Mann Mine, calculating mineable reserves based on a gold price of US$300 per ounce in 1998, US$325 per ounce in 1999 and US$375 thereafter. As a result of this new plan, the Company has recorded a write-down of $28 million before taxes, or $25.7 million net of the drawdown of related deferred mining taxes.

                  Total gold production in 1997 was 113,000 ounces compared to the 125,000 ounces produced in 1996. The decrease in 1997 production was attributable to lower grade material mined at the Santa Gertrudis Mine and the cessation of mining operations at Santa Gertrudis in early December.

                  Cash operating costs in 1997 were US$288 per ounce of gold produced compared with US$252 per ounce a year earlier. Campbell's realized gold revenue of US$336 per ounce in 1997 compared to realized gold revenue of US$396 in 1996. Campbell currently has 45,000 ounces of gold hedged in 1998 at an average price of US$327 per ounce.

                  As of December 31, 1997, Campbell had working capital of $49.0 million including cash and short-term deposits of $41.7 million. This compares with working capital of $65.5 million and cash and short-term deposits of $55.3 million in 1996. As a result of increased mining costs and decreased revenues from gold sales, cash flow from operations before the change in non-cash operating working capital decreased to $0.6 million in 1997 compared to $21.4 million in 1996.

                  The program to deepen the No. 2 mine shaft by almost 1,100

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                  feet was completed in December on schedule and under budget.
                  The shaft now extends to a depth of more than 3,700 ft. below surface. Lateral development to connect the ore and waste pass systems will be completed by the first half of 1998. Subsequent lateral development will be initiated on the six new production levels.

                  Gold production at the Santa Gertrudis Mine of 39,200 ounces was less than projected for 1997. Costs increased to US$333 per ounce. A decision was made to suspend mining operations at Santa Gertrudis in December 1997 after attempts to find a sufficient supply of easily mineable high-grade ore were unsuccessful. Despite the suspension of mining activity, Santa Gertrudis will continue to produce gold in 1998 as ore presently on the pads continues to be leached. In 1998 Campbell expects Santa Gertrudis will produce approximately 12,000 to 15,000 ounces at a significantly lower cash operating cost than in 1997.
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                                   SIGNATURES



                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                         CAMPBELL RESOURCES INC.




                                         Per: /s/ LORNA D. MACGILLIVRAY
                                                -----------------------
                                                 Lorna D. MacGillivray
DATE:  March 3, 1998                             Vice President, Secretary and
     -----------------
                                                 General Counsel